Exhibit 21.1

Name of subsidiary (jurisdiction of incorporation)

Cognition Networks LLC (Florida)
Filtronic (Suzhou) Telecommunication Products Co. Ltd. (China)
LGP Telecom (Shanghai) Ltd. (China)
Microwave Ventures, Inc. (Philippines)
Powerwave Asia, Inc. (Delaware)
Powerwave Cognition, Inc. (Delaware)
Powerwave Finland Oy (Finland)
Powerwave Holdings Philippines, Inc. (Philippines)
Powerwave Hungary Kft (Hungary)
Powerwave Overseas Holding Limited (UK)
Powerwave Singapore Pte. Ltd. (Singapore)
Powerwave Technologies (Suzhou) Co. Ltd. (China)
Powerwave Technologies (Thailand) Limited (Thailand)
Powerwave Technologies Brazil Comercio de Equipamentos de Telecomunicacao Ltda (Brazil)
Powerwave Technologies Canada, Ltd. (Canada)
Powerwave Technologies Estonia OU (Estonia)
Powerwave Technologies France SAS (France)
Powerwave Technologies Germany GmbH (Germany)
Powerwave Technologies Hong Kong Limited (Hong Kong)
Powerwave Technologies India Private Limited (India)
Powerwave Technologies Research and Development India Private Limited (India)
Powerwave Technologies Singapore Pte Ltd (Singapore)
Powerwave Technologies Sweden AB (Sweden)
Powerwave UK Limited (UK)
P-Wave Ltd (Israel)
REMEC Manufacturing Philippines, Inc. (Philippines)
REMEC Wireless Telecommunication (Shanghai) Co. Ltd. (China)
RMPI LLC (California)